Exhibit 3.1

Articles of Incorporation

PayPay Corporation

Prepared on June 1, 2018

Certified on June 11, 2018

Established on June 15, 2018

Revised July 24, 2018

Revised October 29, 2018

Revised May 14, 2019

Revised June 21, 2019

Revised January 28, 2020

Revised March 25, 2020

Revised June 26, 2020

Revised June 24, 2022

Revised January 1, 2023

Revised June 23, 2023

Chapter 1 General Rules

Article 1 (Trade Name)

The name of the Company shall be PayPay Corporation and shall be indicated in English as PayPay Corporation.

Article 2 (Purposes)

The purposes of the Company shall be to engage in the following businesses:

(1)	Planning, sales, consultancy, and customer support services related to settlement business and O2O business

(2)

Planning, development, design, manufacturing, sales, lease, maintenance and management services for telecommunications facilities, and computers, and their peripheral equipment and related devices, and their software

(3)	Acquisition, management, and licensing services of intellectual property rights

(4)	Information processing service business and information provision service business

(5)	Planning/production related to advertising and promotion, and advertising agency business

(6)	Business consultancy business

(7)	Money collection agency business

(8)	Agency services concerning sales promotion-related consultancy, application acceptance, customer management, etc.

(9)	Rental of computer equipment for the Internet

(10)	Planning and design of websites

(11)	Domain acquisition agency business

(12)	Various types of marketing business

(13)	Investment business and investment advisory business

(14)	Planning and operation of events

(15)	Any and all services related to the issuance of the prepaid payment instruments and funds transfer services under the Payment Services Act

(16)	Bank agency business

(17)	Any and all services related to the electronic payment services under the Banking Act

(18)	Money lending business

(19)	Credit card-related services

(20)	Any and all services related to the specified prepaid transactions and the intermediation of credit purchases under the Installment Sales Act

(21)

Services related to non-life insurance agency business and insurance intermediary agency business, and non-life insurance agency under the Act on Securing Compensation for Automobile Accidents, and to life insurance solicitation

(22)	Financial business, financial instruments intermediary business

(23)	Type I financial instruments business

(24)	Type II financial instruments business

(25)	Planning, production, sales, and license management of goods

(26)	Telecommunications business under the Telecommunications Business Law

(27)	Any and all business incidental or relating to each of the foregoing

Article 3 (Location of Head Office)

The head office of the Company shall be located in Chiyoda-ku, Tokyo.

Article 4 (Organs)

In addition to the General Meeting of Shareholders and the Directors, the Company shall have the following organs:

(1)	Board of Directors

(2)	Audit and Supervisory Committee

(3)	Accounting Auditor

Article 5 (Method of Public Notice)

The Company shall issue the public notice in the Nikkan Kogyo Shimbun.

Chapter 2 Shares

Article 6 (Total Number of Shares Authorized to be Issued by the Company)

The total number of shares authorized to be issued by the Company shall be eight million (8,000,000).

Article 7 (Acquisition of Own Shares)

Pursuant to the provisions of Article 165, Paragraph 2 of Companies Act, the Company may acquire its own shares through market transaction, etc. through resolution in the Board of Directors.

Article 8 (Shares with Restriction on Transfer)

The acquisition of shares of the Company by transfer requires the approval of the Board of Directors.

Article 9 (Payment Request for Sale to Heirs, etc.)

The Company may request a person who has acquired the shares of the Company through inheritance or other general succession to sell the shares to the Company.

Article 10 (Determination of Subscription Requirements in Cases of Granting Rights to Receive Allotment of Shares to Shareholders)

If the Company solicits persons to underwrite the shares issued by the Company (including treasury shares) and gives Shareholders the right to receive the allotment of shares, the Company shall, by a resolution of the Board of Directors, determine the matters of each item of Article 199 paragraph 1 of the Companies Act and Article 202 paragraph 1 of the same law.

Article 11 (Shareholder Registry Administrator)

1.	The Company shall appoint a shareholder registry administrator.

2.	The shareholder registry administrator and its business office shall be determined by resolution of the Board of Directors.

3.

Preparation and retention of the shareholder registry and the ledger of stock acquisition rights of the Company, as well as any other business with respect to the stock of the Company, shall be entrusted to the shareholder registry administrator and shall not be handled by the Company.

Article 12 (Regulations for Handling Shares)

Matters concerning the handling of the Company’s shares and fees shall be governed by laws and regulations, the Articles of Incorporation, and the Regulations for Handling Shares established by the Board of Directors.

Chapter 3 General Meeting of Shareholders

Article 13 (Convening a General Meeting of Shareholders)

The ordinary General Meeting of Shareholders of the Company shall be convened in June of each year, and the extraordinary General Meeting of Shareholders shall be convened whenever necessary.

Article 14 (Record Date of Annual General Meeting of Shareholders)

1.

Shareholders with voting rights whose names are listed or recorded in the last register of Shareholders as of March 31 of each year shall be deemed by the Company to be Shareholders entitled to exercise their rights at the ordinary General Meeting of Shareholders to be held with respect to such business year.

2.

In addition to the preceding paragraph, if it is necessary to determine who should exercise the rights as a shareholder or a registered share pledgee, a public notice may be given in advance and a temporary record date may be set by a resolution of the Board of Directors.

Article 15 (Convener and Chairperson of the General Meeting of Shareholders)

1.	The General Meeting of Shareholders shall be convened and chaired by the President and Representative Director based on a resolution of the Board of Directors, unless otherwise provided by law.

2.

Should President and Representative Director be unable to convene any of such meetings for any reasons, a Director, as a proxy for President and Representative Director, shall convene a meeting of the Board of Directors..

Article 16 (Disclosure of Reference Documents for General Meetings of Shareholders on the Internet, and Deemed Offer)

When convening a General Meeting of Shareholders, the Company shall state or display in the reference documents, business report, financial statements, and consolidated financial statements (including the accounting audit report or audit report) of the General Meeting of Shareholders. By disclosing such information by a method using the Internet in accordance with the provisions of the Ordinance of the Ministry of Justice, it can be deemed to have been provided to Shareholders.

Article 17 (Resolution Methods)

1.

Unless otherwise provided by law or the Articles of Incorporation, the resolution of the General Meeting of Shareholders shall be taken by a majority of the voting rights of the Shareholders who can exercise the voting rights in attendance.

2.

The resolution stipulated in Article 309, Paragraph 2 of the Companies Act shall be attended by Shareholders who hold one-third or more of the voting rights of Shareholders who can exercise their voting rights and shall be taken with two-thirds or more of the voting rights.

Article 18 (Proxy Voting)

A shareholder may exercise his or her voting rights by designating one other shareholder with voting rights of the Company as a proxy. In this case, the shareholder or agent must submit a document certifying the right of representation at each General Meeting of Shareholders.

Article 19 (Minutes)

1.	The minutes of the General Meeting of Shareholders shall describe or record the progress of the proceedings, the results thereof, and other matters stipulated by laws and regulations.

2.	The original minutes of the General Meeting of Shareholders will remain at the head office for 10 years from the date of the resolution.

Chapter 4 Directors and Board of Directors

Article 20 (Number of Directors)

1.	The number of directors (excluding directors who are Audit and Supervisory Committee members) of the Company shall be 10 or fewer.

2.	The number of directors of the Company who are Audit and Supervisory Committee members shall be 5 or fewer.

Article 21 (Election of Directors)

1.

The directors of the Company shall be appointed by a majority of the voting rights attended by Shareholders who have one-third or more of the voting rights of the Shareholders who can exercise their voting rights at the General Meeting of Shareholders.

2.	The directors of the Company shall be appointed distinguishing between directors who are Audit and Supervisory Committee members and other directors.

3.	The appointment of directors shall not be based on cumulative voting.

4.

The effect of pre-election of a substitute director who is an Audit and Supervisory Committee members shall continue until the beginning of the Ordinary General Meeting of Shareholders for the last business year ending within two years after such pre-election.

Article 22 (Term of Office of Director)

1.

The term of office of directors (excluding directors who are Audit and Supervisory Committee members) shall be until the conclusion of the Ordinary General Meeting of Shareholders for the last business year ending within one year after their election.

2.

The term of office of directors who are Audit and Supervisory Committee members shall be until the conclusion of the Ordinary General Meeting of Shareholders for the last business year ending within two years after their election.

3.

The term of office of a director (excluding directors who are Audit and Supervisory Committee members) appointed due to a vacancy or increase in the number of directors (excluding directors who are Audit and Supervisory Committee members) who retired before the expiration of the term of office shall be the same as the term of office of the incumbent director (excluding directors who are Audit and Supervisory Committee members).

4.

The term of office of a director who is a member of the Audit and Supervisory Committee elected to fill a vacancy of a director who is a member of the Audit and Supervisory Committee and who retired before the expiration of his/her term of office shall expire when the term of office of the retiring director as a member of the Audit and Supervisory Committee expires.

Article 23 (Appointment of President and Representative Director)

By a resolution of the Board of Directors, one representative director and president will be appointed from among the directors (excluding directors who are Audit and Supervisory Committee members).

Article 24 (Representative Director)

The representative director represents the company and supervises the business of the company.

Article 25 (Remuneration for Director, etc.)

Property benefits (hereinafter referred to as “compensation, etc.”) received from the Company as compensation for directors, bonuses, and other consideration for the execution of duties shall be determined by a resolution of the General Meeting of Shareholders distinguishing between directors who are Audit and Supervisory Committee members and other directors.

Article 26 (Director’s Exemption from Liability)

1.

Pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, the Company can exempt directors (including those who were directors) from liability for damages due to neglect of duties by resolution of the Board of Directors to the extent permitted by law.

2.

Pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, the Company can conclude a contract with directors (excluding those who are executive directors, etc.) to limit liability for damages due to neglect of duties. However, the limit of liability based on the contract shall be the minimum liability limit stipulated by law.

Article 27 (Convocation and Chairperson of Board of Directors)

1.

The Board of Directors shall be convened and chaired by the President and Representative Director, unless otherwise provided by law. Should President and Representative Director be unable to convene any of such meetings for any reasons , a Director, as a proxy for President and Representative Director, shall convene a meeting of the Board of Directors.

2.	The notice of convocation of a Board of Directors shall be issued to Directors at least (3) days prior to the date set for such meeting. However, in case of emergency, the period can be shortened.

3.	Directors may hold a meeting of the Board of Directors without following procedures for convocation of meetings of the Board of Directors, provided that all Directors agree to hold such meeting

Article 28 (Omission of Board Resolution)

When the Company satisfies the requirements of Article 370 of the Companies Act, it shall be deemed to have been resolved by the Board of Directors.

Article 29 (Delegation of a Decision on the Execution of Important Operations)

Under Paragraph 6, Article 399-13 of the Companies Act, the Company may delegate all or some of the decisions concerning the execution of important operations (excluding matters listed in the items under Paragraph 5 of the same Article) to directors by a resolution of the Board of Directors.

Article 30 (Regulations of the Board of Directors)

Matters concerning the Board of Directors shall be governed by laws and regulations, the Articles of Incorporation, and the Regulations of the Board of Directors established by the Board of Directors.

Article 31 (Minutes)

1.

The minutes of the Board of Directors shall be written or electromagnetically recorded to describe or record the progress of the proceedings and their results, as well as other matters stipulated by laws and regulations, and the chairman and the directors present shall sign or electronically sign them.

2.	The minutes of the Board of Directors will remain at the head office for 10 years from the date of the proceedings.

Chapter 5 Audit and Supervisory Committee

Article 32 (Full-time Audit and Supervisory Committee Member)

The Audit and Supervisory Committee may select a full-time Audit and Supervisory Committee member by its resolution.

Article 33 (Convocation of Meetings of Audit and Supervisory Committee)

1.

The notice of convocation of a Audit and Supervisory Committee Meeting shall be issued to Audit and Supervisory Committee members at least (3) days prior to the date set for such meeting. However, in case of emergency, the period can be shortened.

2.

Audit and Supervisory Committee members may hold the Audit and Supervisory Committee without following procedures for convocation of the Audit and Supervisory Committee, provided that all Audit and Supervisory Committee members.

Article 34 (Resolution of The Audit and Supervisory Committee Meeting)

The resolution of the Audit and Supervisory Committee Meeting shall be taken by a majority of the Audit and Supervisory Committee members present at a meeting where a majority of the Audit and Supervisory Committee members who are entitled to participate in the voting are present.

Article 35 (Audit and Supervisory Committee Rules)

Matters concerning the Audit and Supervisory Committee shall be governed by laws and regulations, the Articles of Incorporation, and the Audit and Supervisory Committee Rules established by the Audit and Supervisory Committee.

Article 36 (Minute of the Audit and Supervisory Committee Meeting)

1.

The minutes of the Audit and Supervisory Committee Meeting shall be written or electromagnetically recorded to describe or record the progress of the proceedings and their results, as well as other matters stipulated by laws and regulations, and the chairman and The Audit and Supervisory Committee member present shall sign or electronically sign them.

2.	The minutes of the Audit and Supervisory Committee Meeting will remain at the head office for 10 years from the date of the proceedings.

Chapter 6 Accounting Auditor

Article 37 (Election of Accounting Auditors)

The accounting auditor of the company shall be appointed by a resolution of the General Meeting of Shareholders.

Article 38 (Term of Office of Accounting Auditors)

1.	The term of office of the accounting auditor shall be until the conclusion of the Ordinary General Meeting of Shareholders for the last business year ending within one year after the election.

2.

If there is no particular resolution at the Ordinary General Meeting of Shareholders set forth in the preceding paragraph, the Accounting Auditor shall be deemed to have been reappointed at the Ordinary General Meeting of Shareholders.

Article 39 (Accounting Auditor Compensation, etc.)

The Company determines the remuneration, etc. of the Accounting Auditor with the consent of the Audit and Supervisory Committee.

Chapter 7 Calculate

Article 40 (Business Year)

The business year of the Company shall be one year from April 1st to March 31st of the following year.

Article 41 (Organ to Decide on Matters including Dividends from Surplus)

The Company may decide the matters listed in each item of Paragraph 1, Article 459 of the Companies Act including dividends from surplus by resolution of the Board of Directors, unless otherwise provided for in laws and regulations.

Article 42 (Record Date of Dividends of Surplus)

1.	The record date for year-end dividends of the Company shall be March 31 of each year.

2.	The record date for interim dividends of the Company shall be September 30 of each year.

3.	In addition to the preceding paragraphs, the Company may declare dividends from surplus by setting a record date.

Article 43 (Dividend Exclusion Period)

If the dividend property is monetary, the Company is exempt from the obligation to pay if it is still not received within three years from the date of payment start. In addition, interest is not accrued on unpaid dividend assets.

Supplementary Provisions

Article 1 (Transitional Measures concerning Exemption from and Limitation of Liability of Corporate Auditors)

1.

The Company may, pursuant to Article 426, Paragraph 1 of the Companies Act, exempt Corporate Auditors (including former Corporate Auditors) from liability for damages due to negligence of their duties to the extent permitted by law in relation to acts committed prior to the effective date of the partial amendment to this Articles of Incorporation dated June 23, 2023, by the resolution of the Board of Directors.

2.

With respect to the agreement to limit liability for damages under Article 423, Paragraph 1 of the Companies Act with respect to the acts of Corporate Auditors (including former Corporate Auditors) prior to the effective time of the partial amendment to the Articles of Incorporation dated June 23, 2023, Article 35, Paragraph 2 of the Articles of Incorporation prior to such amendment shall apply.